                                EARNINGS RELEASE

                                   EXHIBIT 99

(WILMINGTON TRUST LOGO) WILMINGTON TRUST            Wilmington Trust Corporation
                                                    Rodney Square North
                                                    1100 North Market Street
                                                    Wilmington, DE 19890-0001

NEWS RELEASE

FOR IMMEDIATE RELEASE

WILMINGTON TRUST ANNOUNCES THIRD QUARTER RESULTS

Non-cash charge offsets 10% increase in operating profits

Wilmington, Del., October 20, 2006 - Wilmington Trust Corporation (NYSE:WL) reported today that net income for the 2006 third quarter was $5.2 million and earnings per share (on a diluted basis) were $0.07 per share. The company recorded a non-cash charge of $72.3 million during the quarter against its valuation of affiliate money manager Roxbury Capital Management (RCM). This non-cash charge reduced operating net income by $41.7 million and reduced earnings per share (on a diluted basis) by $0.60 per share.

Absent the non-cash charge, operating net income for the 2006 third quarter would have been $46.9 million and earnings per share (on a diluted basis) would have been $0.67 per share. These amounts would have been increases of 10% and 8%, respectively, from the year-ago third quarter.

During the 2006 third quarter, RCM terminated its micro-cap fund and decided to exit its fixed income fund by the end of 2006. These actions caused Wilmington Trust management to reassess the carrying value (the value assigned to the asset) of its ownership position in RCM. On October 17, 2006, management determined that the carrying value of RCM had declined by $72.3 million as of September 30, 2006, and that the decline was other than temporary. The $72.3 million decline in carrying value was recorded on the income statement as a non-cash impairment charge for the 2006 third quarter.

The impairment charge was a non-cash item because Wilmington Trust records the majority of RCM's carrying value on its balance sheet as goodwill (a non-cash item). At June 30, 2006, the amount of goodwill associated with RCM was $131.3 million. As of September 30, 2006, following the non-cash charge, the amount of goodwill recorded for RCM was $59.0 million.

Wilmington Trust's valuation of RCM is based in large part on its ownership interest in the money manager, which consists of 41.23% of RCM's common shares and a 30% preferred ownership interest. Wilmington Trust's ownership interest in RCM has not changed since the fourth quarter of 2003, and the company said no changes were planned. Ted T. Cecala, Wilmington Trust's chairman and chief executive officer, and David R. Gibson, Wilmington Trust's chief financial officer, remain members of RCM's board of managers.

"Roxbury is a profitable growth-style manager. The firm is incubating new products and it has been acquiring other investment managers," Cecala said. "We have high regard for Roxbury's 'boutique among boutiques' market positioning, we have a positive outlook for the firm, and we look forward to maintaining our relationship with the Roxbury team."

In addition to reducing net income and earnings per share, the non-cash charge increased noninterest expense, reduced income tax expense, and reduced the returns on average assets and equity. This report includes comparable amounts that exclude the non-cash charge in cases where management believes doing so provides investors with more relevant information about business trends and the company's continuing operations.

"Absent the non-cash charge, our third quarter results were positive and each of our three businesses recorded good growth," Cecala said. "Net interest income rose 11%, the net interest margin increased, advisory revenue was 10% higher, and expense growth, excluding the non-cash charge, was less than 6%."

For the 2006 third quarter:

- Total loan balances were $7.76 billion, on average, up 9% from the year-ago third quarter.

- On average, commercial loan balances rose 11% and consumer loan balances rose 7% year over year.

- Balance sheet assets surpassed $10.5 billion for the first time on an average balance basis.

- Net interest income, before the provision for loan losses, was 11% more than for third quarter last year.

- The net interest margin was 3.83%, up 3 basis points on a linked-quarter basis, and 17 basis points year over year.

- Wealth Advisory revenue rose 8%; Corporate Client revenue increased 11%; and revenue from affiliate money manager Cramer Rosenthal McGlynn was 35% higher than for the year-ago third quarter.

- The percentage of loans with pass ratings in the internal risk rating analysis continued to exceed 97%.

Credit quality trends remained positive overall, but one commercial loan charge-off during the third quarter increased net charge-offs and the net charge-off ratio, and led to an increase in the provision for loan losses. More details on this are in the credit quality section of this report.

On an annualized basis, third quarter 2006 results produced a return on average assets of 0.20% and a return on average equity of 1.91%. Excluding the non-cash charge for RCM, the return on average assets would have been 1.77% and the return on average equity would have been 17.23%. The corresponding returns for the third quarter of 2005 were 1.70% and 17.65%, respectively.

CASH DIVIDEND DECLARED

On October 19, 2006, the Board of Directors declared a regular quarterly cash dividend of $0.315 per share. The quarterly dividend will be paid on November 15, 2006, to shareholders of record on November 1, 2006.

EFFICIENCY RATIO

The efficiency ratio is a measure of profitability that reflects how much a company spends to generate revenue. Low efficiency ratios are desirable because they indicate high profitability.

The non-cash charge, all of which was attributed to the Affiliate Managers business segment, reduced the company's efficiency ratio for the 2006 third quarter. There is more information about business line profitability in the sections on each business and in the financial reports by business segment in this report.

EFFICIENCY RATIOS                                      2006 Q3   2006 Q2   2005 Q3
-----------------                                      -------   -------   -------
Regional Banking                                        40.02%    39.22%    42.86%
Wealth Advisory Services                                77.64%    79.76%    75.53%
Corporate Client Services                               70.71%    72.56%    76.67%
Wilmington Trust consolidated                           95.64%    55.29%    56.87%
Wilmington Trust consolidated absent non-cash charge    55.18%       --        --

Excluding the non-cash charge, the table above shows that Wilmington Trust spent slightly more than 55 cents for each dollar of revenue recorded for the 2006 third quarter, and that the cost was lower than for prior periods. The efficiency ratio improved from its year-ago level mainly because pre-tax income was higher from the Regional Banking and Corporate Client Services business. The linked-quarter improvement was due to higher levels of pre-tax income from Wealth Advisory Services and Corporate Client Services, as expansion investments and the provision for loan losses reduced pre-tax income from the Regional Banking business.

INVESTMENT SECURITIES PORTFOLIO

Investment securities portfolio balances for the 2006 third quarter were $1.86 billion, on average. On a percentage basis, the composition of the portfolio was relatively unchanged from prior periods. As of September 30, 2006, approximately 80% of the portfolio was invested in fixed rate instruments.

INVESTMENT SECURITIES PORTFOLIO   2006 Q3   2006 Q2   2005 Q3
-------------------------------   -------   -------   -------
Average life (in years)            5.39      6.00       6.21
Duration                           2.39      2.78       2.74

The average life and duration declined because the company purchased shorter-term U.S. Treasury and government agency securities during the 2006 third quarter and because the downward shift in the yield curve caused prepayments to increase.

THE REGIONAL BANKING BUSINESS

The Delaware Valley region's economy remained well diversified and economic indicators remained positive. According to the Federal Reserve Bank of Philadelphia, economic activity over the past 12 months (as of August 2006, the most recent data available) increased in Delaware and was stable in Pennsylvania and New Jersey. According to the Federal Deposit Insurance Corporation, job growth in Delaware continued to outpace the national rate, with job losses from consolidation in the financial sector offset by gains in the professional, business, health, and government sectors. According to the U.S. Department of Labor, Delaware's unemployment rate for August 2006 was 3.7%. In comparison, the U.S. rate was 4.7%.

Against this backdrop, loan balances rose for the 22nd consecutive quarter and were $7.76 billion, on average. This was 9% higher than for the year-ago third quarter, and 1% higher than for the 2006 second quarter. Commercial real estate/construction loans, consumer loans, and residential mortgage loans accounted for most of the growth.

LOANS                                                 2006 Q3   2006 Q2   2005 Q3
-----                                                 -------   -------   -------
Total loans outstanding (in billions, on average)      $7.76     $7.68     $7.13
Delaware market loans (in billions, on average)        $5.78     $5.73     $5.37
Delaware market loans as a % of total loans               74%       75%       75%
Pennsylvania market loans (in billions, on average)    $1.74     $1.72     $1.56
Pennsylvania market loans as a % of total loans           22%       22%       22%
Other market loans as a % of total loans                   4%        3%        3%

COMMERCIAL LOANS

Commercial loan balances were $5.23 billion, on average, for the 2006 third quarter. This was 11% higher than for the year-ago third quarter, and 1% higher than for the 2006 second quarter.

Almost all of the year-over-year and linked-quarter growth was in commercial real estate/construction (CRE) loans.

COMMERCIAL LOANS (in millions, on average)        2006 Q3    2006 Q2    2005 Q3
------------------------------------------       --------   --------   --------
Commercial, industrial, and agricultural loans   $2,407.7   $2,463.5   $2,449.2
Commercial real estate/construction loans         1,588.7    1,517.5    1,022.9
Commercial mortgage loans                         1,238.5    1,212.8    1,232.8
Total commercial loans                           $5,234.9   $5,193.8   $4,704.9
% of commercial loans from Delaware market             70%        70%        70%
% of commercial loans from Pennsylvania market         29%        29%        29%
% of commercial loans from other markets                1%         1%         1%

CRE loan balances, on average, increased 55% from the year-ago third quarter, mainly because population growth and high demand for housing continued in Delaware. The Delaware market accounted for approximately 69% of the year-over-year CRE loan growth and the Pennsylvania market accounted for approximately 18%. Residential housing development loans accounted for approximately 72% of the year-over-year CRE loan growth.

According to the University of Delaware's Center for Applied Demography, Delaware had a net gain in population between July 2004 and July 2005 (the most recent data available). The Center reported that Delaware's new residents include retirees attracted by the state's relatively low property taxes and lack of a sales tax, as well as working-age people from New Jersey and Pennsylvania who are willing to trade longer commuting time for lower housing prices. Mayflower Transit's 2006 relocation report ranked Delaware as the second most popular relocation destination in the United States.

On a linked-quarter basis, the pace of CRE loan growth slowed to 5%, and the new loans were split fairly evenly between the Delaware and Pennsylvania markets. Residential housing development accounted for almost all of the linked-quarter increase.

The change in the pace of CRE loan growth reflected a return to more normal market conditions. In September, several housing industry groups, including the National Association of Realtors, Moody's Economy.com, and multiple listing service Trend, predicted any housing downturn in Delaware would be short-lived and less severe than elsewhere in the United States. For the first eight months of 2006, median sale prices for single-family homes in Delaware rose between 6% and 12%, depending on location.

RETAIL LOANS

Retail loans (consumer loans, residential mortgage loans, and loans secured with liquid collateral) for the 2006 third quarter were $2.52 billion, on average. This was 4% higher than for the year-ago third quarter, and 2% higher than for the 2006 second quarter. Consumer loan and residential mortgage loan balances accounted for the growth. Balances of loans secured with liquid collateral declined due to lower demand from Wealth Advisory clients.

More than half of total retail loan balances for the 2006 third quarter were consumer loans. Consumer loan balances, on average, were 7% higher than for the year-ago third quarter and 2% higher on a linked-quarter basis.

CONSUMER LOANS (in millions, on average)        2006 Q3    2006 Q2    2005 Q3
----------------------------------------       --------   --------   --------
Home equity lines of credit                      $319.4     $324.3     $330.6
Indirect loans                                    657.3      648.4      615.1
Credit card loans                                  75.1       74.2       71.7
Other consumer loans                              418.7      394.7      352.3
Total consumer loans                           $1,470.5   $1,441.6   $1,369.7
% of consumer loans from Delaware market             88%        88%        88%
% of consumer loans from Pennsylvania market          7%         6%         6%
% of consumer loans from other markets                5%         6%         6%

The category of consumer loans recorded as "other consumer loans" accounted for the majority of the growth in consumer loan balances. This category comprises a variety of installment loans to individuals, most of which are fixed rate loans, and includes home equity loans. Home equity loan balances increased, while home equity lines of credit decreased, as client demand for fixed rate products increased.

Indirect loans, the majority of which are for late-model used cars, also contributed to the increase in consumer loan balances. The percentage of indirect loans from the New Jersey and Pennsylvania markets increased substantially from their year-ago volumes, reflecting the company's expansion in those areas.

In the residential mortgage portfolio, balances rose but origination volumes declined, in large part because:

- Although the company sells most new fixed rate residential mortgage production into the secondary market, mortgages that qualify as low income mortgages for Community Reinvestment Act (CRA) purposes are retained in the portfolio. CRA loans originated during the 2006 third quarter were nearly twice as high as the year-ago third quarter volumes.

- The average loan amount originated was 12% higher for the 2006 third quarter than for the year-ago third quarter.

-    The pace of refinancings and paydowns slowed.

- Seasonal cyclicality causes the number of loans originated to fluctuate from period to period.

RESIDENTIAL MORTGAGES                2006 Q3   2006 Q2   2005 Q3
---------------------                --------  -------   -------
Balances (in millions, on average)    $507.8    $484.2    $443.8
Origination volumes (in millions)      $58.6     $67.7     $70.1
Origination units                        239       288       321

At September 30, 2006, approximately 74% of the residential mortgage portfolio consisted of fixed rate mortgages, unchanged from September 30, 2005, and June 30, 2006.

CORE DEPOSITS

Core deposits (deposits from clients) for the 2006 third quarter were $4.95 billion, on average, up 2% from the year-ago third quarter and up slightly from the 2006 second quarter. Certificate of deposit (CD) and interest bearing demand deposit balances rose, but these increases were offset by a decline in noninterest bearing demand deposit balances. The majority of core deposits continued to come from Delaware clients.

TOTAL CORE DEPOSITS (on average)               2006 Q3   2006 Q2   2005 Q3
--------------------------------               -------   -------   -------
From Delaware clients                            94%       94%       94%
From Pennsylvania clients                         5%        5%        5%
From other markets                                1%        1%        1%

In December 2005, the company began to shift, or sweep, portions of commercial noninterest bearing demand deposits into money market deposits. This practice lowers deposit reserve requirements mandated by the Federal Reserve, and ultimately reduces the company's borrowing costs and uninvested cash balances. These sweeps accounted for approximately $185 million of the $279 million year-over-year decline in noninterest bearing demand deposits.

CDs in amounts under $100,000 were 20% higher on a year-over-year basis, and local CDs in amounts of $100,000 and more were 34% higher. Since local CDs are client deposits, they are recorded as core deposits, not brokered deposits. Commercial banking clients in the Delaware Valley and local municipalities, which frequently use these CDs to generate returns on their excess cash, account for the majority of local CD balances.

LOCAL CDS > OR = $100,000 BY CLIENT CATEGORY   2006 Q3   2006 Q2   2005 Q3
--------------------------------------------   -------   -------   -------
Consumer banking clients                         73%       74%       66%
DE commercial banking clients                    10%       12%       11%
PA commercial banking clients                    10%        7%        6%
Wealth Advisory Services clients                  7%        7%       16%
Corporate Client Services clients                --        --         1%

Deposits recorded as national CDs of $100,000 or more (national CDs) are brokered deposits, not client deposits. Since the company gathers deposits mainly in Delaware, but makes loans in four states, national CDs are a cost-effective way to fund loan growth without incurring the expense of building and operating a large-scale branch office network outside Delaware.

CREDIT QUALITY

The percentage of loans outstanding with pass ratings from the internal risk rating analysis exceeded 97% for the fourth consecutive quarter, and was higher year-over-year and on a linked-quarter basis. While credit quality trends remained positive overall, net charge-offs and the net charge-off ratio were higher than in prior quarters, primarily because of one loan that was charged-off during the 2006 third quarter.

This loan, which was to a Delaware Valley-based client in the dining and entertainment industry, had been recorded in renegotiated loans since the fourth quarter of 2004. As a result of this charge-off, the percentage of loans rated doubtful in the internal risk rating analysis dropped to zero. Renegotiated loans also fell to zero, because this loan was charged off, and the other loan in the category was repaid in July 2006.

The net charge-off ratio for the 2006 third quarter was 9 basis points. This brought the net charge-off ratio on an annualized basis to 22 basis points, still below historical levels. Between 1995 and 2005, the annual net charge-off ratio ranged from 24 to 44 basis points.

Nonaccruing loans and loans past due 90 days or more were considerably lower than for the year-ago third quarter, but were higher on a linked-quarter basis. Fewer than 10 loans, most of which were commercial loans, accounted for the changes. None of the loans classified as nonaccruing or past due 90 days during the 2006 third quarter were real-estate related.

The amount recorded as other real estate owned (OREO) consists of an agricultural parcel in New Jersey. While OREO was higher year-over-year, the amount was unchanged from the 2006 second quarter.

The 2006 third quarter provision for loan losses was $6.6 million, compared with $2.9 million for the year-ago third quarter, and $4.2 million for the 2006 second quarter. The reserve for loan losses was $93.6 million at September 30, 2006, which was slightly higher year over year and slightly lower on a linked-quarter basis. The loan loss reserve ratio for the 2006 third quarter was 1.20%, compared with 1.28% for the year-ago third quarter, and 1.22% for the 2006 second quarter.

REGIONAL BANKING PROFITABILITY

The provision for loan losses and higher expenses due to expansion activities offset increases in net interest income, causing a slight uptick in the efficiency ratio for the Regional Banking business.

EFFICIENCY RATIOS                                    2006 Q3   2006 Q2   2005 Q3
-----------------                                    -------   -------   -------
Regional Banking                                      40.02%    39.22%    42.86%

NET INTEREST MARGIN

For the 2006 third quarter, assets continued to reprice faster than liabilities and deposit pricing pressure, other than for CDs, remained relatively modest. In addition, the third quarter was the first full quarter to reflect the effects of the increase in short-term interest rates that the Federal Reserve made on June 29, 2006. These factors contributed to the increase in the net interest margin, which, at 3.83%, was 17 basis points higher than for the year-ago third quarter, and 3 basis points higher than for the 2006 second quarter.

NET INTEREST MARGIN                                  2006 Q3   2006 Q2   2005 Q3
-------------------                                  -------   -------   -------
Net interest margin                                   3.83%     3.80%     3.66%

BASIS POINT (BPS) INCREASES IN YIELDS/RATES   9/30/06 VS. 6/30/06   9/30/06 VS. 9/30/05
-------------------------------------------   -------------------   -------------------
Total earning assets                                 25 bps               128 bps
Funds to support earning assets                      22 bps               111 bps

AVERAGE BALANCE INCREASES         9/30/06 VS. 6/30/06   9/30/06 VS. 9/30/05
-------------------------         -------------------   -------------------
Total earning assets                       1%                    6%
Funds to support earning assets            1%                    6%

The company's floating rate loan portfolio is matched closely with floating rate funding. This helps to minimize changes in the net interest margin due to changes in market interest rates. As of September 30, 2006:

-    Approximately 75% of total loans outstanding were floating rate loans.

- Approximately 81% of floating rate loans were commercial loans, most of which reprice within 30 to 45 days of a rate change.

- The pricing on approximately 62% of commercial floating rate loans was tied to a prime lending rate of 8.25%.

- The pricing on approximately 34% of commercial floating rate loans was tied to the 30-day London Interbank Offered Rate (Libor) of 5.32%.

                COMMERCIAL
            FLOATING RATE LOANS         NATIONAL CDS MATURING   SHORT-TERM BORROWINGS
AS OF     REPRICING IN < OR = 30 DAYS      < OR = 90 DAYS      MATURING < OR = 90 DAYS
-----     ---------------------------   ---------------------  -----------------------
9/30/06                   93%                    74%                     98%
6/30/06                   92%                    59%                     91%
9/30/05                   92%                    91%                     90%

Changes over the past 12 months in the percentage of national CDs maturing in 90 days or less reflected the flat yield curve. With little difference between 90-day rates and longer-term rates, the company opted to purchase the longer-term instruments.

THE WEALTH ADVISORY SERVICES BUSINESS

Wealth Advisory Services (WAS) revenue for the 2006 third quarter was $47.1 million. This was 8% higher than for the year-ago third quarter, and slightly more than for the 2006 second quarter. Strong growth in revenue from planning and other services, plus higher mutual fund revenue, accounted for the year-over-year increase. The linked-quarter increase came from mutual fund revenue. Most mutual fund fees are based on money market funds.

Revenue from trust and investment advisory services was essentially unchanged from the prior-year and prior-quarter levels, as business development was offset by lackluster performance in the financial markets. As of September 30, 2006, approximately 48% of assets managed for WAS clients were invested in equities, and approximately 28% were invested in fixed income instruments. Although markets rallied in September, the timing occurred too late in the quarter to have much of an effect.

Revenue from planning and other services for the 2006 third quarter was $8.8 million. This was 38% higher than for the year-ago third quarter, and down slightly from the 2006 second quarter. Planning revenue was affected mainly by activity at Grant Tani Barash & Altman (GTBA), the company's West Coast provider of business management and family office services. Since GTBA's fees are based on the amount of income its clients earn, revenue from GTBA can fluctuate up or down from period to period.

Business development remained solid. Year-over-year sales increases were recorded by the California, Maryland, and Delaware markets. Sales attributed to Delaware include business from clients in other states whose accounts are located in Delaware in order to benefit from trust, tax, and legal advantages not available for trusts governed by the laws of other states. On a linked-quarter basis, sales increases were recorded by the California, Florida, Maryland, and Pennsylvania markets.

WEALTH ADVISORY SERVICES PROFITABILITY

Pretax income from WAS for the 2006 third quarter was the same as for the year-ago third quarter, but expenses were higher year-over-year because of expansion activities, including the

East Coast launch of the Wilmington Family Office practice and the opening of new offices in Pennsylvania and New Jersey. This led to a modest decline, year over year, in the efficiency ratio. On a linked-quarter basis, incentive and employment benefits expenses were lower, which improved the efficiency ratio.

EFFICIENCY RATIOS                                    2006 Q3   2006 Q2   2005 Q3
-----------------                                    -------   -------   -------
Wealth Advisory Services                              77.64%    79.76%    75.53%

THE CORPORATE CLIENT SERVICES BUSINESS

Corporate Client Services (CCS) revenue for the 2006 third quarter was $21.1 million. This was 10% more than for the year-ago third quarter, and slightly higher than for the 2006 second quarter. Fees from entity management, retirement services, and investment and cash management services rose on a year-over-year as well as a linked-quarter basis, but these increases were offset by flatness in capital markets revenue.

Capital markets revenue for the 2006 third quarter was $8.2 million, down slightly from the year-ago and prior quarter levels. Weakness in U.S. demand for asset-backed securitizations continued to offset growth in defeasance services (transactions in which one type of collateral is exchanged for another) and insurance premium financing.

Entity management revenue for the 2006 third quarter was $6.8 million, up 19% from the year-ago third quarter and 3% on a linked-quarter basis. Business development in Europe and the Cayman Islands accounted for most of the growth. In Europe, business activity reflected demand for independent directorships and administrative services, particularly for asset-backed securitizations in Ireland, England, and Greece.

Corporate retirement services for the 2006 third quarter was $3.4 million, up 6% from the year-ago as well as linked quarter, mainly because clients added funds to their retirement plans. While most CCS fees are transaction-based, approximately 55% of retirement services fees are based on the valuation of retirement plan assets for which the company serves as custodian.

CCS investment and cash management revenue for the 2006 third quarter was $2.7 million. This was 42% higher than for the year-ago third quarter, and 8% more than for the 2006 second quarter. These increases resulted from higher client demand and more proactive efforts to market these services. Approximately 30% of the 2006 third quarter investment/cash management revenue was tied to the valuations of domestic fixed income instruments, primarily asset-backed, U.S. Treasury, corporate, and other types of investment grade securities. The remainder was based on money market mutual fund balances.

CORPORATE CLIENT SERVICES PROFITABILITY

On a year-over-year as well as linked-quarter basis, net interest and noninterest income growth outpaced expense growth, which caused the CCS efficiency ratio to improve.

EFFICIENCY RATIOS                                    2006 Q3   2006 Q2   2005 Q3
-----------------                                    -------   -------   -------
Corporate Client Services                             70.71%    72.56%    76.67%

AFFILIATE MONEY MANAGERS

Assets under management at value-style affiliate Cramer Rosenthal McGlynn (CRM) were $9.80 billion at September 30, 2006. This was an increase of $1.30 billion, or 15%, from the amount reported at the end of September 2005, and $392.5 million, or 4%, more than at June 30, 2006. Asset inflows, particularly in the mid-cap value product, and market appreciation accounted for the growth.

Revenue from CRM for the 2006 third quarter was $4.6 million. This was 35% more than for the year-ago third quarter, and reflected the increase in managed assets. On a linked-quarter basis, revenue from CRM declined opposite the increase in managed assets, mainly because the revenue recorded for the 2006 second quarter included higher levels of hedge fund performance fees.

AFFILIATE MANAGERS (in millions)                2006 Q3    2006 Q2    2005 Q3
--------------------------------               --------   --------   --------
Managed assets at Cramer Rosenthal McGlynn     $9,784.5   $9,392.0   $8,480.5
Revenue from Cramer Rosenthal McGlynn          $    4.6   $    5.5   $    3.4
Managed assets at Roxbury Capital Management   $3,122.9   $3,253.3   $3,246.6
Revenue from Roxbury Capital Management              --   $    0.3   $    0.3

Growth-style affiliate Roxbury Capital Management (RCM) terminated its micro-cap product during the 2006 third quarter, which reduced managed asset levels and revenue. In addition, costs associated with the fund termination caused expenses to be higher than usual. As a result, RCM's revenue contribution for the quarter was negative and a nominal loss was recorded.

OTHER INCOME ITEMS

Other noninterest income was lower on a year-over-year basis because the amount reported for the year-ago third quarter included approximately $2.0 million of gains from executive life insurance policies. On a linked-quarter basis, other noninterest income was lower mainly because the amount recorded for the 2006 second quarter included nonrecurring income of approximately $1.0 million from a gain on the sale of real estate.

NONINTEREST EXPENSES

Noninterest expenses for the 2006 third quarter were $170.9 million. The non-cash charge for RCM accounted for $72.3 million of this amount. Excluding the non-cash charge, noninterest expenses were $98.6 million. This was 6% more than for the year-ago third quarter, and $300,000 more than for the 2006 second quarter.

Expansion initiatives and additions to staff were the primary reasons for the increases. In the past 12 months, the company has:

-    Launched the Wilmington Family Office practice on the East Coast.

- Opened new offices in Pennsylvania, New Jersey, Connecticut, and Frankfurt, Germany.

-    Expanded existing offices in Delaware, Pennsylvania, Maryland, and New
     York.

-    Acquired PwC Corporate Services (Cayman).

- Invested in technology and added staff to expand services that support collateralized debt obligations.

At September 30, 2006, there were 2,520 staff members. This was 81 more than at the end of the year-ago third quarter, and 5 more than at the end of the 2006 second quarter. Staffing-related costs continued to account for the majority of noninterest expenses, excluding the non-cash charge.

STAFFING-RELATED EXPENSES (dollars in millions)                        2006 Q3      2006 Q2      2005 Q3
-----------------------------------------------                        -------      -------      -------
Full-time equivalent staff members                                       2,520        2,515        2,439
Staffing-related expenses                                               $ 59.8       $ 60.0       $ 56.3

Among staffing-related expenses, increased salary and wage expenses were offset by accruals for incentives and employment benefits expenses. Effective January 1, 2006, amounts reported for incentive and bonus expense were adjusted to reflect adoption of the retrospective method of accounting for stock-based compensation expense, in accordance with Statement of Financial Accounting Standards No. 123 (revised). Stock-based compensation expense is included in incentive and bonus expense.

INCENTIVES AND BONUSES (in millions)             2006 Q3     2006 Q2     2006 Q1     2005 Q4     2005 Q3
------------------------------------             -------     -------     -------     -------     -------
Stock option expense                             $1.7        $ 1.4       $ 2.0       $1.8        $1.7
Total incentives and bonuses                     $8.9        $10.3       $10.3       $8.8        $9.3

CAPITAL RATIOS

During a review of risk-based capital calculations, the company discovered that the total risk-based capital ratios reported as of December 31, 2005; March 31, 2006; and June 30, 2006, inadvertently included portions of subordinated long-term debt that should have been excluded due to their approaching maturity. The corrected ratios appear in the table below.

The total risk-based capital ratio was the only capital ratio affected. All of the company's capital ratios remained well above the regulatory minimum to be considered a well capitalized institution.

                                    AT JUNE 30, 2006         AT MARCH 31, 2006      AT DECEMBER 31, 2005
CORRECTIONS                     --------------------      --------------------      --------------------
TO THE TOTAL                    REPORTED   CORRECTED      REPORTED   CORRECTED      REPORTED   CORRECTED
RISK-BASED CAPITAL RATIO           RATIO       RATIO         RATIO       RATIO         RATIO       RATIO
------------------------        --------   ---------      --------   ---------      --------   ---------
Total risk-based capital         12.66%      11.80%        12.72%      12.21%        12.36%      12.02%

REGULATORY MINIMUMS                       ADEQUATELY CAPITALIZED MINIMUM        WELL CAPITALIZED MINIMUM
------------------------                  ------------------------------        ------------------------
Total risk-based capital                                8%                                 10%

Capital ratios for the three months ended September 30, 2006, and the preceding four quarters are included in the supplemental information section of this release.

SHARE REPURCHASES

During the 2006 third quarter, the company spent $22.2 million to repurchase 504,515 of its shares. The average price per share was $44.08. This brought the total number of shares repurchased under the current 8-million-share program, which commenced in April 2002, to 1,350,077, leaving 6,649,923 shares available for repurchase.

OUTLOOK FOR THE REMAINDER OF 2006

Commenting on the outlook for the remainder of 2006, Cecala said:

- "Our focus on building and strengthening client relationships, plus the expansion investments we have made, have generated strong momentum in each of our businesses for the first nine months of 2006. We expect that momentum to continue.

- "Economic indicators remain positive overall for the Delaware Valley region, which will benefit the Regional Banking business.

- "Population growth in Delaware continues to drive housing demand. The housing market has slowed somewhat, but the level of activity remains within what has been considered a historically normal range. Published reports indicate that Delaware's housing market is not expected to experience as sharp a decline as in other parts of the country.

- "Core deposit pricing tends to lag behind the Federal Open Market Committee interest rate changes. Absent any additional increases, we expect core deposit pricing to catch up, which will cause the net interest margin to decline modestly. We remain asset sensitive, and our margin benefits from rate increases - but when rates remain flat, our margin tends to drift downward.

- "In terms of credit quality, more than 97% of our loans outstanding have pass ratings. We expect the full-year provision for loan losses to be in line with the levels we have seen over the past 10 years, which have ranged from $12 million to $22 million.

- "As the percentage of loans generated outside of the Delaware market continues to increase, we will continue to use national CDs to help fund earning asset growth - and to help us manage expense growth and interest rate risk.

- "In Wealth Advisory Services, we expect to see higher levels of planning revenue due to the expansion of our family office capabilities. The majority of Wealth Advisory revenue, however, is tied to financial market levels. We base trust and investment advisory fees on market levels as of the last business day of each month, so changes in revenue from these services may not correlate directly with changes in financial markets.

- "Business development continues to be solid in Corporate Client Services, especially in Europe and the Caribbean. To further grow this business, we are considering small acquisitions and looking for opportunities to develop new products.

-    "Asset inflows continue at value-style affiliate Cramer Rosenthal McGlynn
     (CRM). Revenue from CRM will reflect financial market levels.

- "Growth-style affiliate Roxbury Capital Management (RCM) continues to be profitable. The changes RCM made during the third quarter should have a positive effect on the firm's continuing operations.

- "Expense growth will reflect the expansion investments we have made this year in each of our businesses, and should approximate 7% for the full year, plus the $72.3 million impairment expense."

CONFERENCE CALL

Management will discuss the 2006 third quarter results and outlook for the future in a conference call today at 10:00 a.m. (EDT). Supporting materials, financial statements, and audio streaming will be available at www.wilmingtontrust.com.

To access the call from within the United States, dial (877) 258-8842 and enter PIN 7811598. From outside the United States, dial (973) 582-2839 and enter PIN 7811598.

A rebroadcast of the call will be available from 12:30 p.m. (EDT) today until 5:00 p.m. (EDT) on Friday, October 27, 2006, by calling (877) 519-4471 inside the United States or (973) 341-3080 from outside the United States. Use PIN 7811598 to access the rebroadcast.

FORWARD-LOOKING STATEMENTS

This presentation contains forward-looking statements that reflect our current expectations about our future performance. These statements rely on a number of assumptions and estimates and are subject to various risks and uncertainties that could cause our actual results to differ from our expectations. Factors that could affect our future financial results include, among other things, changes in national or regional economic conditions; changes in market interest rates; significant changes in banking laws or regulations; increased competition in our businesses; higher-than-expected credit losses; the effects of acquisitions; the effects of integrating acquired entities; a substantial and permanent loss of either client accounts and/or assets under management at Wilmington Trust and/or our affiliate money managers, Cramer Rosenthal McGlynn and Roxbury Capital Management; unanticipated changes in regulatory, judicial, or legislative tax treatment of business transactions; and economic uncertainty created by unrest in other parts of the world.

ABOUT WILMINGTON TRUST

Wilmington Trust Corporation (NYSE: WL) is a financial services holding company that provides Regional Banking services throughout the Delaware Valley region, Wealth Advisory Services for high-net-worth clients in 22 countries, and Corporate Client Services for institutional clients in 81 countries. Its wholly owned bank subsidiary, Wilmington Trust Company, which was founded in 1903, is one of the largest personal trust providers in the United States and the leading retail and commercial bank in Delaware. Wilmington Trust Corporation and its affiliates have offices in California, Connecticut, Delaware, Florida, Georgia, Maryland, Nevada, New Jersey, New York, Pennsylvania, South Carolina, Vermont, the Cayman Islands, the Channel Islands, London, Dublin, and Frankfurt. For more information, visit www.wilmingtontrust.com.

CONTACT:

Ellen J. Roberts
Investor Relations
(302) 651-8069
eroberts@wilmingtontrust.com

                                     # # #

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2006

                                   HIGHLIGHTS

                                                      Three Months Ended                Nine Months Ended
                                                ------------------------------   ------------------------------
                                                Sept. 30,   Sept. 30,      %     Sept. 30,   Sept. 30,      %
                                                   2006        2005     Change      2006        2005     Change
---------------------------------------------------------------------------------------------------------------
OPERATING RESULTS (IN MILLIONS)
Net interest income                             $   93.0    $   83.7      11.1   $  270.7    $  241.4     12.1
Provision for loan losses                           (6.6)       (2.9)    127.6      (14.8)       (9.8)    51.0
Noninterest income                                  84.6        79.7       6.1      253.6       233.5      8.6
Noninterest expense                                170.9        93.5      82.8      366.8       275.6     33.1
Net income                                           5.2        42.8     (87.9)      96.3       120.5    (20.1)

PER SHARE DATA
Basic net income                                $   0.08    $   0.63     (87.3)  $   1.41    $   1.78    (20.8)
Diluted net income                                  0.07        0.62     (88.7)      1.38        1.76    (21.6)
Dividends paid                                     0.315        0.30       5.0       0.93       0.885      5.1
Book value at period end                           15.55       14.34       8.4      15.55       14.34      8.4
Closing price at period end                        44.55       36.45      22.2      44.55       36.45     22.2
Market range:
   High                                            45.61       39.36      15.9      45.61       39.36     15.9
   Low                                             40.52       35.35      14.6      38.54       33.01     16.8

AVERAGE SHARES OUTSTANDING (IN THOUSANDS)
Basic                                             68,647      67,788       1.3     68,399      67,630      1.1
Diluted                                           69,933      68,699       1.8     69,716      68,440      1.9

AVERAGE BALANCE SHEET (IN MILLIONS)
Investment portfolio                            $1,857.0    $1,930.0      (3.8)  $1,851.2    $1,866.3     (0.8)
Loans                                            7,759.3     7,128.4       8.9    7,628.0     6,946.8      9.8
Earning assets                                   9,645.1     9,111.3       5.9    9,501.0     8,844.6      7.4
Core deposits                                    4,950.0     4,853.0       2.0    4,912.6     4,817.4      2.0
Stockholders' equity                             1,081.7       962.2      12.4    1,056.3       937.9     12.6

STATISTICS AND RATIOS (NET INCOME ANNUALIZED)
Return on average stockholders' equity              1.91%      17.65%    (89.2)     12.19%      17.18%   (29.0)
Return on average assets                            0.20%       1.70%    (88.2)      1.24%       1.66%   (25.3)
Net interest margin (taxable equivalent)            3.83%       3.66%      4.6       3.80%       3.65%     4.1
Dividend payout ratio                             415.38%      47.20%      N/M      65.94%      49.63%    32.9
Full-time equivalent headcount                     2,520       2,439       3.3      2,520       2,439      3.3

Prior period numbers have been adjusted throughout this report for the restrospective adoption of stock-based compensation accounting.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2006

                           QUARTERLY INCOME STATEMENT

                                                                           Three Months Ended
                                               -------------------------------------------------------------------------
                                                                                                         % Change From:
                                                                                                        ----------------
                                               Sept. 30,   June 30,   Mar. 31,   Dec. 31,   Sept. 30,    Prior     Prior
(in millions)                                     2006       2006       2006       2005        2005     Quarter    Year
------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME
   Interest income                              $175.0      $165.0     $152.8     $146.2     $134.9        6.1      29.7
   Interest expense                               82.0        74.6       65.5       58.7       51.2        9.9      60.2
---------------------------------------------------------------------------------------------------
      Net interest income                         93.0        90.4       87.3       87.5       83.7        2.9      11.1
   Provision for loan losses                      (6.6)       (4.2)      (4.0)      (2.0)      (2.9)      57.1     127.6
---------------------------------------------------------------------------------------------------
      Net interest income after provision
         for loan losses                          86.4        86.2       83.3       85.5       80.8        0.2       6.9
                                                ---------------------------------------------------
NONINTEREST INCOME
   Advisory fees:
      Wealth Advisory Services
         Trust and investment advisory fees       33.0        33.1       34.3       31.1       32.7       (0.3)      0.9
         Mutual fund fees                          5.3         5.0        4.7        4.5        4.4        6.0      20.5
         Planning and other services               8.8         8.9        7.3        7.1        6.4       (1.1)     37.5
---------------------------------------------------------------------------------------------------
            Total Wealth Advisory Services        47.1        47.0       46.3       42.7       43.5        0.2       8.3
                                                ---------------------------------------------------
      Corporate Client Services
         Capital markets services                  8.2         8.5        8.7        8.9        8.3       (3.5)     (1.2)
         Entity management services                6.8         6.6        6.5        6.1        5.7        3.0      19.3
         Retirement services                       3.4         3.2        3.1        3.3        3.2        6.2       6.2
         Investment/cash management services       2.7         2.5        2.1        2.3        1.9        8.0      42.1
---------------------------------------------------------------------------------------------------
            Total Corporate Client Services       21.1        20.8       20.4       20.6       19.1        1.4      10.5
                                                ---------------------------------------------------
      Cramer Rosenthal McGlynn                     4.6         5.5        4.0        4.3        3.4      (16.4)     35.3
      Roxbury Capital Management                    --         0.3        0.9        0.6        0.3     (100.0)   (100.0)
---------------------------------------------------------------------------------------------------
         Advisory fees                            72.8        73.6       71.6       68.2       66.3       (1.1)      9.8
      Amortization of affiliate other
         intangibles                              (1.1)       (1.0)      (1.0)      (1.0)      (1.0)      10.0      10.0
---------------------------------------------------------------------------------------------------
         Advisory fees after amortization
            of affiliate other intangibles        71.7        72.6       70.6       67.2       65.3       (1.2)      9.8
                                                ---------------------------------------------------
   Service charges on deposit accounts             7.3         7.0        6.9        7.3        7.4        4.3      (1.4)
   Other noninterest income                        5.5         6.8        5.2        5.3        7.0      (19.1)    (21.4)
   Securities gains/(losses)                       0.1        (0.1)        --         --         --         --        --
---------------------------------------------------------------------------------------------------
      Total noninterest income                    84.6        86.3       82.7       79.8       79.7       (2.0)      6.1
                                                ---------------------------------------------------
      Net interest and noninterest income        171.0       172.5      166.0      165.3      160.5       (0.9)      6.5
                                                ---------------------------------------------------
NONINTEREST EXPENSE
   Salaries and wages                             39.5        37.8       36.9       36.4       35.4        4.5      11.6
   Incentives and bonuses                          8.9        10.3       10.3        8.8        9.3      (13.6)     (4.3)
   Employment benefits                            11.4        11.9       13.5       11.5       11.6       (4.2)     (1.7)
   Net occupancy                                   6.7         6.3        5.9        6.1        5.5        6.3      21.8
   Furniture, equipment, and supplies              9.2         9.9        9.0        8.4        8.7       (7.1)      5.7
   Other noninterest expense:
      Advertising and contributions                2.2         2.1        1.9        2.5        2.4        4.8      (8.3)
      Servicing and consulting fees                2.8         2.4        2.3        2.9        2.3       16.7      21.7
      Subadvisor expense                           2.7         2.9        2.8        2.5        2.7       (6.9)       --
      Travel, entertainment, and
         training                                  2.5         2.3        2.2        2.6        2.6        8.7      (3.8)
      Originating and processing fees              2.8         2.4        2.8        2.8        2.8       16.7        --
      Other expense                                9.9        10.0        9.9       10.0       10.2       (1.0)     (2.9)
---------------------------------------------------------------------------------------------------
         Total other noninterest expense          22.9        22.1       21.9       23.3       23.0        3.6      (0.4)
                                                ---------------------------------------------------
         Total noninterest expense before
            impairment                            98.6        98.3       97.5       94.5       93.5        0.3       5.5
      Impairment write-down                       72.3          --         --         --         --         --        --
                                                ---------------------------------------------------
         Total noninterest expense               170.9        98.3       97.5       94.5       93.5       73.9      82.8
                                                ---------------------------------------------------
      Income before income taxes and
         minority interest                         0.1        74.2       68.5       70.8       67.0      (99.9)    (99.9)
Applicable income taxes                           (5.0)       27.2       24.3       24.3       24.1         --        --
---------------------------------------------------------------------------------------------------
      Net income before minority interest          5.1        47.0       44.2       46.5       42.9      (89.1)    (88.1)
Minority interest                                 (0.1)        0.1        0.1         --        0.1         --        --
---------------------------------------------------------------------------------------------------
      Net income                                $  5.2      $ 46.9     $ 44.1     $ 46.5     $ 42.8      (88.9)    (87.9)
                                                ===================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2006

                          YEAR-TO-DATE INCOME STATEMENT

                                                      Nine Months Ended
                                               ------------------------------
                                               Sept. 30,   Sept. 30,      %
(in millions)                                     2006        2005     Change
-----------------------------------------------------------------------------
NET INTEREST INCOME
   Interest income                              $492.9      $370.4       33.1
   Interest expense                              222.2       129.0       72.2
------------------------------------------------------------------
      Net interest income                        270.7       241.4       12.1
Provision for loan losses                        (14.8)       (9.8)      51.0
------------------------------------------------------------------
   Net interest income after provision
      for loan losses                            255.9       231.6       10.5
                                                ------------------

NONINTEREST INCOME
   Advisory fees:
      Wealth Advisory Services
         Trust and investment advisory fees      100.4        92.9        8.1
         Mutual fund fees                         15.0        13.2       13.6
         Planning and other services              25.1        23.3        7.7
------------------------------------------------------------------
            Total Wealth Advisory Services       140.5       129.4        8.6
                                                ------------------
      Corporate Client Services
         Capital markets services                 25.4        23.7        7.2
         Entity management services               19.8        17.5       13.1
         Retirement services                       9.8         9.1        7.7
         Investment/cash management services       7.3         5.4       35.2
------------------------------------------------------------------
            Total Corporate Client Services       62.3        55.7       11.8
                                                ------------------
      Cramer Rosenthal McGlynn                    14.1        11.8       19.5
      Roxbury Capital Management                   1.1         0.8       37.5
------------------------------------------------------------------
         Advisory fees                           218.0       197.7       10.3
      Amortization of affiliate other
         intangibles                              (3.1)       (3.1)        --
------------------------------------------------------------------
         Advisory fees after amortization
            of affiliate other intangibles       214.9       194.6       10.4
                                                ------------------
   Service charges on deposit accounts            21.1        20.9        1.0
   Other noninterest income                       17.6        17.2        2.3
   Securities gains                                 --         0.8     (100.0)
------------------------------------------------------------------
      Total noninterest income                   253.6       233.5        8.6
                                                ------------------
      Net interest and noninterest income        509.5       465.1        9.5
                                                ------------------

NONINTEREST EXPENSE
   Salaries and wages                            114.1       103.3       10.5
   Incentives and bonuses                         29.5        29.1        1.4
   Employment benefits                            36.8        35.8        2.8
   Net occupancy                                  19.0        16.3       16.6
   Furniture, equipment, and supplies             28.2        26.3        7.2
   Other noninterest expense:
      Advertising and contributions                6.2         6.6       (6.1)
      Servicing and consulting fees                7.5         7.3        2.7
      Subadvisor expense                           8.4         6.9       21.7
      Travel, entertainment, and training          7.0         6.2       12.9
      Originating and processing fees              8.0         7.7        3.9
      Other expense                               29.8        30.1       (1.0)
------------------------------------------------------------------
         Total other noninterest expense          66.9        64.8        3.2
                                                ------------------
         Total noninterest expense before
            impairment                           294.5       275.6        6.9
      Impairment write-down                       72.3          --         --
                                                ------------------
         Total noninterest expense               366.8       275.6       33.1
                                                ------------------
      Income before income taxes and
         minority interest                       142.7       189.5      (24.7)
Applicable income taxes                           46.3        68.8      (32.7)
------------------------------------------------------------------
      Net income before minority interest         96.4       120.7      (20.1)
Minority interest                                  0.1         0.2      (50.0)
------------------------------------------------------------------
      Net income                                $ 96.3      $120.5      (20.1)
                                                ==================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2006

        COMPARISON OF RESULTS WITH AND WITHOUT THE IMPAIRMENT WRITE-DOWN

                                              Three months ended September 30, 2006   Nine months ended September 30, 2006
                                              -------------------------------------   ------------------------------------
                                                  With        Without                    With        Without
                                               impairment   impairment   Impairment   impairment   impairment   Impairment
                                               ----------   ----------   ----------   ----------   ----------   ----------
OPERATING RESULTS (IN MILLIONS)
Net interest income                            $    93.0    $    93.0    $      --    $   270.7    $   270.7     $    --
Provision for loan losses                           (6.6)        (6.6)          --        (14.8)       (14.8)         --
Noninterest income                                  84.6         84.6           --        253.6        253.6          --
Noninterest expense                                170.9         98.6         72.3        366.8        294.5        72.3
------------------------------------------------------------------------------------------------------------------------
Income before taxes and minority interest            0.1         72.4        (72.3)       142.7        215.0       (72.3)
Applicable income taxes                             (5.0)        25.6        (30.6)        46.3         76.9       (30.6)
------------------------------------------------------------------------------------------------------------------------
Net income before minority interest                  5.1         46.8        (41.7)        96.4        138.1       (41.7)
Minority interest                                   (0.1)        (0.1)          --          0.1          0.1          --
------------------------------------------------------------------------------------------------------------------------
Net income                                     $     5.2    $    46.9    $   (41.7)   $    96.3    $   138.0     $ (41.7)
                                               =========================================================================

PER SHARE DATA
Diluted shares outstanding (in millions)            69.9         69.9           --         69.7         69.7          --
Per-share earnings                             $    0.07    $    0.67       ($0.60)   $    1.38    $    1.98      ($0.60)

STATISTICS AND RATIOS (DOLLARS IN MILLIONS)
Total assets, on average                       $10,522.2    $10,523.0    $    (0.8)   $10,354.4    $10,354.6     $  (0.2)
Stockholders' equity, on average                 1,081.7      1,082.2         (0.5)     1,056.3      1,056.4        (0.1)
Return on average assets                            0.20%        1.77%       (1.57)%       1.24%        1.78%      (0.54)%
Return on equity                                    1.91%       17.23%      (15.32)%      12.19%       17.47%      (5.28)%

Net interest before provision and
   noninterest income                          $   177.6    $   177.6    $      --    $   524.3    $   524.3     $    --
Tax equivalent interest income                       1.1          1.1           --          3.2          3.2          --
------------------------------------------------------------------------------------------------------------------------
                                               $   178.7    $   178.7    $      --    $   527.5    $   527.5     $    --
Noninterest expense                            $  (170.9)   $   (98.6)   $   (72.3)   $  (366.8)   $  (294.5)    $ (72.3)
                                               -------------------------------------------------------------------------
Efficiency ratio                                   95.64%       55.18%       40.46%       69.54%       55.83%      13.71%

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2006

                             STATEMENT OF CONDITION

                                                                                                          % Change From
                                                                                                         ---------------
                                             Sept. 30,    June 30,    Mar. 31,    Dec. 31,   Sept. 30,    Prior    Prior
(in millions)                                   2006        2006        2006        2005        2005     Quarter    Year
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                      $   268.4   $   258.5   $   219.2   $   264.0   $   286.8      3.8     (6.4)
                                             ---------------------------------------------------------
Federal funds sold and securities
   purchased under agreements to resell           38.4        66.7        44.9        14.3        64.0    (42.4)   (40.0)
                                             ---------------------------------------------------------
Investment securities:
   U.S. Treasury                                 230.8       181.4       136.8       161.1       136.8     27.2     68.7
   Government agencies                           533.0       416.5       394.5       410.8       389.4     28.0     36.9
   Obligations of state and political
      subdivisions                                 9.4        10.4        10.5        11.0        11.2     (9.6)   (16.1)
   Preferred stock                                91.0        88.1        90.2        90.6        91.1      3.3     (0.1)
   Mortgage-backed securities                    726.8       751.0       806.4       852.1       913.9     (3.2)   (20.5)
   Other securities                              391.3       389.8       401.9       403.2       384.6      0.4      1.7
------------------------------------------------------------------------------------------------------
         Total investment securities           1,982.3     1,837.2     1,840.3     1,928.8     1,927.0      7.9      2.9
                                             ---------------------------------------------------------
Loans:
   Commercial, financial, and
      agricultural                             2,378.1     2,445.5     2,445.9     2,461.3     2,465.9     (2.8)    (3.6)
   Real estate - construction                  1,610.9     1,574.3     1,411.9     1,233.9     1,098.9      2.3     46.6
   Mortgage - commercial                       1,254.5     1,222.8     1,245.4     1,223.9     1,239.4      2.6      1.2
------------------------------------------------------------------------------------------------------
         Total commercial loans                5,243.5     5,242.6     5,103.2     4,919.1     4,804.2       --      9.1
                                             ---------------------------------------------------------
   Mortgage - residential                        518.7       503.0       473.4       455.5       450.9      3.1     15.0
   Consumer                                    1,489.7     1,452.4     1,408.5     1,438.3     1,414.8      2.6      5.3
   Secured with liquid collateral                528.3       557.2       553.9       584.8       622.9     (5.2)   (15.2)
------------------------------------------------------------------------------------------------------
         Total retail loans                    2,536.7     2,512.6     2,435.8     2,478.6     2,488.6      1.0      1.9
                                             ---------------------------------------------------------
         Total loans net of unearned
            income                             7,780.2     7,755.2     7,539.0     7,397.7     7,292.8      0.3      6.7
Reserve for loan losses                          (93.6)      (94.3)      (93.6)      (91.4)      (93.4)    (0.7)     0.2
------------------------------------------------------------------------------------------------------
         Net loans                             7,686.6     7,660.9     7,445.4     7,306.3     7,199.4      0.3      6.8
                                             ---------------------------------------------------------
Premises and equipment                           151.6       151.2       148.7       147.6       147.2      0.3      3.0
Goodwill                                         291.1       363.0       348.5       348.3       344.3    (19.8)   (15.5)
Other intangibles                                 38.8        38.9        35.0        36.2        40.2     (0.3)    (3.5)
Other assets                                     240.0       214.3       182.6       187.3       189.5     12.0     26.6
------------------------------------------------------------------------------------------------------
         Total assets                        $10,697.2   $10,590.7   $10,264.6   $10,232.8   $10,198.4      1.0      4.9
                                             =========================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing demand                $   861.3   $   813.8   $   830.2   $ 1,014.8   $ 1,060.8      5.8    (18.8)
   Interest-bearing:
      Savings                                    292.5       313.1       328.0       326.3       332.7     (6.6)   (12.1)
      Interest-bearing demand                  2,417.5     2,355.9     2,352.1     2,360.0     2,317.5      2.6      4.3
      Certificates under $100,000                995.5       991.1       960.4       923.0       840.6      0.4     18.4
      Local certificates $100,000 and over       574.7       550.6       513.3       436.5       411.0      4.4     39.8
------------------------------------------------------------------------------------------------------
         Total core deposits                   5,141.5     5,024.5     4,984.0     5,060.6     4,962.6      2.3      3.6
      National certificates $100,000 and
         over                                  2,742.7     2,760.6     2,707.2     2,228.6     2,586.3     (0.6)     6.0
------------------------------------------------------------------------------------------------------
         Total deposits                        7,884.2     7,785.1     7,691.2     7,289.2     7,548.9      1.3      4.4
                                             ---------------------------------------------------------
Short-term borrowings:
   Federal funds purchased and securities
      sold under agreements to repurchase      1,161.7     1,160.0       984.2     1,355.6     1,104.4      0.1      5.2
   U.S. Treasury demand                            7.0        24.5         0.6        18.1        12.9    (71.4)   (45.7)
------------------------------------------------------------------------------------------------------
         Total short-term borrowings           1,168.7     1,184.5       984.8     1,373.7     1,117.3     (1.3)     4.6
                                             ---------------------------------------------------------
Other liabilities                                184.5       160.5       151.8       151.6       156.2     15.0     18.1
Long-term debt                                   395.2       393.4       393.2       400.4       403.1      0.5     (2.0)
------------------------------------------------------------------------------------------------------
         Total liabilities                     9,632.6     9,523.5     9,221.0     9,214.9     9,225.5      1.1      4.4
                                             ---------------------------------------------------------
Minority interest                                  0.3         0.3         0.3         0.2         0.2       --     50.0
Stockholders' equity                           1,064.3     1,066.9     1,043.3     1,017.7       972.7     (0.2)     9.4
------------------------------------------------------------------------------------------------------
         Total liabilities and
            stockholders' equity             $10,697.2   $10,590.7   $10,264.6   $10,232.8   $10,198.4      1.0      4.9
                                             =========================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2006

                         AVERAGE STATEMENT OF CONDITION

                                                                                                   % Change From
                                          2006        2006        2006        2005       2005     ---------------
                                         Third       Second      First       Fourth      Third     Prior    Prior
(in millions)                           Quarter     Quarter     Quarter     Quarter     Quarter   Quarter    Year
-----------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                $   206.9   $   209.3   $   208.0   $   237.8   $  229.6     (1.1)    (9.9)
                                       --------------------------------------------------------
Federal funds sold and securities
   purchased under agreements to
   resell                                   28.8        18.8        17.5        40.2       52.9     53.2    (45.6)
                                       --------------------------------------------------------
Investment securities:
   U.S. Treasury                           157.0       146.7       144.6       133.5      134.4      7.0     16.8
   Government agencies                     475.9       394.1       400.8       406.4      390.7     20.8     21.8
   Obligations of state and
      political subdivisions                 9.6        10.5        10.5        11.1       11.3     (8.6)   (15.0)
   Preferred stock                          89.4        89.2        91.4        90.0       92.5      0.2     (3.4)
   Mortgage-backed securities              735.1       780.1       828.4       878.6      931.9     (5.8)   (21.1)
   Other securities                        390.0       397.3       403.2       387.4      369.2     (1.8)     5.6
-----------------------------------------------------------------------------------------------
         Total investment securities     1,857.0     1,817.9     1,878.9     1,907.0    1,930.0      2.2     (3.8)
                                       --------------------------------------------------------
Loans:
   Commercial, financial, and
      agricultural                       2,407.7     2,463.5     2,448.1     2,465.9    2,449.2     (2.3)    (1.7)
   Real estate - construction            1,588.7     1,517.5     1,322.0     1,161.6    1,022.9      4.7     55.3
   Mortgage - commercial                 1,238.5     1,212.8     1,229.8     1,239.7    1,232.8      2.1      0.5
-----------------------------------------------------------------------------------------------
         Total commercial loans          5,234.9     5,193.8     4,999.9     4,867.2    4,704.9      0.8     11.3
                                       --------------------------------------------------------
   Mortgage - residential                  507.8       484.2       463.3       450.8      443.8      4.9     14.4
   Consumer                              1,470.5     1,441.6     1,423.9     1,412.5    1,369.7      2.0      7.4
   Secured with liquid collateral          546.1       556.3       558.2       614.4      610.0     (1.8)   (10.5)
-----------------------------------------------------------------------------------------------
         Total retail loans              2,524.4     2,482.1     2,445.4     2,477.7    2,423.5      1.7      4.2
                                       --------------------------------------------------------
         Total loans net of
            unearned income              7,759.3     7,675.9     7,445.3     7,344.9    7,128.4      1.1      8.9
Reserve for loan losses                    (93.5)      (91.8)      (90.4)      (93.5)     (91.6)     1.9      2.1
-----------------------------------------------------------------------------------------------
         Net loans                       7,665.8     7,584.1     7,354.9     7,251.4    7,036.8      1.1      8.9
                                       --------------------------------------------------------
Premises and equipment                     152.1       150.3       148.5       147.6      148.2      1.2      2.6
Goodwill                                   362.3       357.3       348.3       344.4      344.2      1.4      5.3
Other intangibles                           38.5        37.3        35.6        39.7       40.9      3.2     (5.9)
Other assets                               210.8       190.0       180.3       172.1      181.9     10.9     15.9
-----------------------------------------------------------------------------------------------
         Total assets                  $10,522.2   $10,365.0   $10,172.0   $10,140.2   $9,964.5      1.5      5.6
                                       ========================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing demand          $   737.2   $   742.0   $   763.5   $ 1,017.4   $1,016.4     (0.6)   (27.5)
   Interest-bearing:
      Savings                              304.1       321.2       326.0       325.9      345.1     (5.3)   (11.9)
      Interest-bearing demand            2,374.1     2,364.4     2,346.8     2,321.2    2,257.2      0.4      5.2
      Certificates under $100,000          988.1       980.9       938.6       901.5      825.0      0.7     19.8
      Local certificates $100,000
         and over                          546.5       540.0       463.3       446.6      409.3      1.2     33.5
-----------------------------------------------------------------------------------------------
         Total core deposits             4,950.0     4,948.5     4,838.2     5,012.6    4,853.0       --      2.0
      National certificates $100,000
         and over                        2,864.6     2,656.1     2,647.7     2,475.4    2,500.6      7.8     14.6
-----------------------------------------------------------------------------------------------
         Total deposits                  7,814.6     7,604.6     7,485.9     7,488.0    7,353.6      2.8      6.3
                                       --------------------------------------------------------
Short-term borrowings:
   Federal funds purchased and
      securities sold under
      agreements to repurchase           1,048.8     1,146.0     1,082.0     1,098.0    1,056.7     (8.5)    (0.7)
   U.S. Treasury demand                      6.8        16.0        11.7         7.7       12.1    (57.5)   (43.8)
-----------------------------------------------------------------------------------------------
         Total short-term borrowings     1,055.6     1,162.0     1,093.7     1,105.7    1,068.8     (9.2)    (1.2)
                                       --------------------------------------------------------
Other liabilities                          175.7       144.8       166.7       163.3      170.9     21.3      2.8
Long-term debt                             394.2       393.3       399.0       400.0      408.7      0.2     (3.5)
-----------------------------------------------------------------------------------------------
         Total liabilities               9,440.1     9,304.7     9,145.3     9,157.0    9,002.0      1.5      4.9
                                       --------------------------------------------------------
Minority interest                            0.4         0.3         0.3         0.2        0.3     33.3     33.3
Stockholders' equity                     1,081.7     1,060.0     1,026.4       983.0      962.2      2.0     12.4
-----------------------------------------------------------------------------------------------
      Total liabilities and
         stockholders' equity          $10,522.2   $10,365.0   $10,172.0   $10,140.2   $9,964.5      1.5      5.6
                                       ========================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2006

                                YIELDS AND RATES

                                                2006       2006       2006       2005       2005
                                                Third     Second      First     Fourth      Third
YIELDS/RATES (TAX-EQUIVALENT BASIS)            Quarter    Quarter    Quarter    Quarter    Quarter
--------------------------------------------------------------------------------------------------
EARNING ASSETS:
FEDERAL FUNDS SOLD AND SECURITIES
   PURCHASED UNDER AGREEMENTS TO RESELL           4.55%      4.93%      4.11%      4.02%      3.45%

U.S. Treasury                                     4.06       3.53       3.38       3.27       3.17
Government agencies                               4.23       3.93       3.95       3.95       3.87
Obligations of state and political
   subdivisions                                   8.75       8.79       8.77       8.78       8.76
Preferred stock                                   7.63       7.60       7.60       7.58       7.58
Mortgage-backed securities                        4.05       4.16       4.17       4.10       4.02
Other securities                                  6.42       6.14       5.52       5.32       4.84
TOTAL INVESTMENT SECURITIES                       4.78       4.67       4.53       4.44       4.27

Commercial, financial, and agricultural           7.96       7.61       7.24       6.80       6.32
Real estate - construction                        8.60       8.26       7.90       7.39       6.94
Mortgage - commercial                             7.98       7.71       7.34       6.96       6.55
TOTAL COMMERCIAL LOANS                            8.16       7.82       7.44       6.97       6.51

Mortgage - residential                            5.81       5.77       5.84       5.82       5.99
Consumer                                          7.31       7.09       6.85       6.60       6.43
Secured with liquid collateral                    6.78       6.36       5.89       5.38       4.89
TOTAL RETAIL LOANS                                6.89       6.67       6.44       6.16       5.96

TOTAL LOANS                                       7.75       7.45       7.11       6.70       6.32

TOTAL EARNING ASSETS                              7.15       6.90       6.58       6.22       5.87

FUNDS USED TO SUPPORT EARNING ASSETS:
Savings                                           0.42       0.39       0.32       0.30       0.28
Interest-bearing demand                           1.10       1.04       1.02       0.95       0.90
Certificates under $100,000                       3.87       3.51       3.27       2.96       2.64
Local certificates $100,000 and over              4.65       4.29       3.89       3.53       3.04
CORE INTEREST-BEARING DEPOSITS                    2.16       1.98       1.81       1.64       1.45

National certificates $100,000 and over           5.30       4.98       4.47       4.01       3.51
TOTAL INTEREST-BEARING DEPOSITS                   3.43       3.15       2.86       2.55       2.26

Federal funds purchased and securities sold
   under agreements to repurchase                 4.98       4.67       4.19       3.80       3.37
U.S. Treasury demand                              5.09       4.74       4.21       4.22       3.41
TOTAL SHORT-TERM BORROWINGS                       4.98       4.67       4.20       3.80       3.37

Long-term debt                                    6.85       6.69       6.26       6.01       5.39
TOTAL INTEREST-BEARING LIABILITIES                3.78       3.52       3.20       2.89       2.58

TOTAL FUNDS USED TO SUPPORT EARNING ASSETS        3.32       3.10       2.81       2.48       2.21

NET INTEREST MARGIN (TAX-EQUIVALENT BASIS)        3.83       3.80       3.77       3.74       3.66

YEAR-TO-DATE NET INTEREST MARGIN                  3.80       3.79       3.77       3.71       3.65

Prime rate                                        8.25       7.90       7.43       6.97       6.42

Tax-equivalent net interest income (in
   millions)                                  $   94.1   $   91.5   $   88.3   $   88.5   $   84.7

AVERAGE EARNING ASSETS                         9,645.1    9,512.6    9,341.7    9,292.1    9,111.3

Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2006

                            SUPPLEMENTAL INFORMATION

                                                                             Three Months Ended
                                                  ------------------------------------------------------------------------
                                                                                                            % Change From:
                                                                                                           ---------------
                                                  Sept. 30,   June 30,   Mar. 31,   Dec. 31,   Sept. 30,    Prior    Prior
                                                     2006       2006       2006       2005        2005     Quarter    Year
--------------------------------------------------------------------------------------------------------------------------
NET INCOME
Net income per share
   Basic                                          $   0.08    $   0.69   $   0.65   $   0.69   $   0.63     (88.4)   (87.3)
   Diluted                                            0.07        0.67       0.64       0.67       0.62     (89.6)   (88.7)
Weighted average shares outstanding
   (in thousands)
   Basic                                            68,647      68,475     68,070     67,861     67,788
   Diluted                                          69,933      69,776     69,434     68,956     68,699
Net income as a percentage of:
   Average assets                                     0.20%       1.81%      1.76%      1.82%      1.70%
   Average stockholders' equity                       1.91       17.75      17.42      18.77      17.65

ASSETS UNDER MANAGEMENT * (IN BILLIONS)
Wilmington Trust                                  $   27.2    $   26.4   $   27.2   $   26.0   $   26.3       3.0      3.4
Roxbury Capital Management                             3.1         3.3        3.5        3.3        3.2      (6.1)    (3.1)
Cramer Rosenthal McGlynn                               9.8         9.4        9.7        8.9        8.5       4.3     15.3
-------------------------------------------------------------------------------------------------------
   Combined assets under management               $   40.1    $   39.1   $   40.4   $   38.2   $   38.0       2.6      5.5
                                                  =====================================================

* Assets under management include estimates for values associated with certain assets that lack readily ascertainable values, such as limited partnership interests.

ASSETS UNDER ADMINISTRATION ** (IN BILLIONS)
Wilmington Trust                                  $  100.5    $  100.7   $  102.1   $  100.9    $  96.9      (0.2)     3.7

**   Includes Wilmington Trust assets under management

FULL-TIME EQUIVALENT HEADCOUNT
Full-time equivalent headcount                       2,520       2,515      2,475      2,469      2,439

CAPITAL (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Average stockholders' equity                      $1,081.7    $1,060.0   $1,026.4   $  983.0   $  962.2        2.0    12.4
Period-end primary capital                         1,157.9     1,161.2    1,136.9    1,109.1    1,066.1       (0.3)    8.6
Per share:
   Book value                                        15.55       15.54      15.30      14.99      14.34        0.1     8.4
   Quarterly dividends declared                      0.315       0.315       0.30       0.30       0.30         --     5.0
   Year-to-date dividends declared                    0.93       0.615       0.30      1.185      0.885
Average stockholders' equity to assets               10.28%      10.23%     10.09%      9.69%      9.66%
Total risk-based capital ratio                       12.28       11.80      12.21      12.02      12.14
Tier 1 risk-based capital ratio                       8.26        7.74       7.77       7.54       7.38
Tier 1 leverage capital ratio                         7.34        6.98       6.94       6.74       6.34

CREDIT QUALITY (IN MILLIONS)
Period-end reserve for loan losses                $   93.6    $   94.3   $   93.6   $   91.4   $   93.4
Period-end nonperforming assets:
   Nonaccrual                                         32.0        29.5       35.5       39.3       49.9
   OREO                                                4.8         4.8        0.2        0.2        0.2
   Renegotiated loans                                   --         9.9        4.9        4.7        4.8
Period-end past due 90 days                            7.7         4.7       10.1        4.1       14.9
Gross charge-offs                                      8.6         5.7        3.2        7.8        3.1
Recoveries                                             1.3         2.2        1.4        3.8        1.2
Net charge-offs                                        7.3         3.5        1.8        4.0        1.9
Year-to-date net charge-offs                          12.6         5.3        1.8       10.1        6.1
Ratios:
   Period-end reserve to loans                        1.20%       1.22%      1.24%      1.24%      1.28%
   Period-end non-performing assets to loans          0.47        0.57       0.54       0.60       0.75
   Period-end loans past due 90 days to total
      loans                                           0.10        0.06       0.13       0.06       0.20
   Net charge-offs to average loans                   0.09        0.05       0.02       0.05       0.03

INTERNAL RISK RATING
Pass                                                 97.41%      97.28%     97.20%     97.24%     96.96%
Watchlisted                                           1.73        1.89       1.97       1.96       2.00
Substandard                                           0.86        0.76       0.76       0.73       0.82
Doubtful                                                --        0.07       0.07       0.07       0.22

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2006

                        QUARTERLY BUSINESS SEGMENT REPORT

                                                                  Three Months Ended
                                                ------------------------------------------------------
                                                Sept. 30,   June 30,   Mar. 31,   Dec. 31,   Sept. 30,
(in millions)                                      2006       2006       2006       2005        2005
------------------------------------------------------------------------------------------------------
REGIONAL BANKING
   Net interest income                           $ 85.7      $ 83.9     $ 80.9     $ 80.1     $ 77.4
   Provision for loan losses                       (6.7)       (3.7)      (3.8)      (1.9)      (2.7)
   Noninterest income                              13.1        13.1       12.1       12.5       14.1
   Noninterest expense                             39.9        38.4       39.1       39.5       39.6
----------------------------------------------------------------------------------------------------
      Income before taxes & minority interest      52.2        54.9       50.1       51.2       49.2

   Regional Banking efficiency ratio              40.02%      39.22%     41.64%     42.29%     42.86%

WEALTH ADVISORY SERVICES
   Net interest income                           $  6.4      $  6.3     $  6.5     $  6.6     $  6.2
   Provision for loan losses                        0.1        (0.5)      (0.2)      (0.1)      (0.2)
   Noninterest income                              43.6        44.5       43.4       39.7       40.7
   Noninterest expense                             38.9        40.6       38.5       36.7       35.5
----------------------------------------------------------------------------------------------------
      Income before taxes & minority interest      11.2         9.7       11.2        9.5       11.2

   Wealth Advisory Services efficiency ratio      77.64%      79.76%     77.00%     79.09%     75.53%

CORPORATE CLIENT SERVICES
   Net interest income                           $  4.4      $  3.4     $  2.9     $  3.6     $  2.6
   Provision for loan losses                         --          --         --         --         --
   Noninterest income                              23.5        23.1       22.5       22.9       21.4
   Noninterest expense                             19.8        19.3       19.9       18.3       18.4
----------------------------------------------------------------------------------------------------
      Income before taxes & minority interest       8.1         7.2        5.5        8.2        5.6

   Corporate Client Services efficiency ratio     70.71%      72.56%     78.35%     68.80%     76.67%

AFFILIATE MANAGERS *
   Net interest income                           $ (3.5)     $ (3.2)    $ (3.0)    $ (2.8)    $ (2.5)
   Provision for loan losses                         --          --         --         --         --
   Noninterest income                               4.4         5.6        4.7        4.7        3.5
   Noninterest expense                             72.3          --         --         --         --
----------------------------------------------------------------------------------------------------
      Income before taxes & minority interest     (71.4)        2.4        1.7        1.9        1.0

TOTAL WILMINGTON TRUST CORPORATION
   Net interest income                           $ 93.0      $ 90.4     $ 87.3     $ 87.5     $ 83.7
   Provision for loan losses                       (6.6)       (4.2)      (4.0)      (2.0)      (2.9)
   Noninterest income                              84.6        86.3       82.7       79.8       79.7
   Noninterest expense                            170.9        98.3       97.5       94.5       93.5
                                                 ---------------------------------------------------
      Income before taxes & minority interest    $  0.1      $ 74.2     $ 68.5     $ 70.8     $ 67.0
                                                 ===================================================
   Corporation efficiency ratio                   95.64%      55.29%     57.02%     56.15%     56.87%

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure as well as the adjustment for the adoption of stock-based compensation.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the nine months ended Sept. 30, 2006

                      YEAR-TO-DATE BUSINESS SEGMENT REPORT

                                                           Nine Months Ended
                                                ---------------------------------------
                                                Sept. 30,   Sept. 30,      $        %
(in millions)                                      2006        2005     Change   Change
---------------------------------------------------------------------------------------
REGIONAL BANKING
   Net interest income                           $250.5      $223.3     $ 27.2    12.2%
   Provision for loan losses                      (14.1)       (9.3)       4.8    51.6
   Noninterest income                              38.3        38.6       (0.3)   (0.8)
   Noninterest expense                            117.4       112.7        4.7     4.2
--------------------------------------------------------------------------------------
      Income before taxes & minority interest     157.3       139.9       17.4    12.4

   Regional Banking efficiency ratio              40.25%      42.61%

WEALTH ADVISORY SERVICES
   Net interest income                           $ 19.1      $ 17.3     $  1.8    10.4%
   Provision for loan losses                       (0.7)       (0.5)       0.2    40.0
   Noninterest income                             131.6       121.1       10.5     8.7
   Noninterest expense                            117.9       107.9       10.0     9.3
--------------------------------------------------------------------------------------
      Income before taxes & minority interest      32.1        30.0        2.1     7.0

   Wealth Advisory Services efficiency ratio      78.13%      77.85%

CORPORATE CLIENT SERVICES
   Net interest income                           $ 10.7      $  7.8     $  2.9    37.2%
   Provision for loan losses                         --          --         --      --
   Noninterest income                              69.2        61.7        7.5    12.2
   Noninterest expense                             59.0        55.0        4.0     7.3
--------------------------------------------------------------------------------------
      Income before taxes & minority interest      20.9        14.5        6.4    44.1

   Corporate Client Services efficiency ratio     73.75%      79.02%

AFFILIATE MANAGERS *
   Net interest income                           $ (9.6)     $ (7.0)    $ (2.6)  (37.1)%
   Provision for loan losses                         --          --         --      --
   Noninterest income                              14.5        12.1        2.4    19.8
   Noninterest expense                             72.5          --       72.5      --
--------------------------------------------------------------------------------------
      Income before taxes & minority interest     (67.6)        5.1      (72.7)     --

TOTAL WILMINGTON TRUST CORPORATION
   Net interest income                           $270.7      $241.4     $ 29.3    12.1%
   Provision for loan losses                      (14.8)       (9.8)       5.0    51.0
   Noninterest income                             253.6       233.5       20.1     8.6
   Noninterest expense                            366.8       275.6       91.2    33.1
--------------------------------------------------------------------------------------
      Income before taxes & minority interest    $142.7      $189.5     $(46.8)  (24.7)
                                                 =====================================
   Corporation efficiency ratio                   69.54%      57.68%

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure as well as the adjustment for the adoption of stock-based compensation.